LIBERTY-STEIN ROE ADVISOR FLOATING RATE FUND
      AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

         WHEREAS, Section 1 of Article I of the Agreement and Declaration of Trust (Declaration of Trust) of the Liberty-Stein Roe Advisor Floating Rate Fund (Trust), dated November 3, 1998 (which amended the original Declaration of Trust dated August 13, 1998 and was subsequently amended on October 7, 1999), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, authorizes the Trustees of the Trust to amend the Declaration of Trust to change the name of the Trust without authorization by vote of Shareholders of the Trust.

         WE, THE UNDERSIGNED, being a majority of the Trustees of Liberty-Stein Roe Advisor Floating Rate Fund, do hereby certify that the undersigned have determined to conduct the business of the Trust under the name "Liberty Floating Rate Fund" and have authorized the following amendment to said Declaration of
Trust:

         Section 1 of Article I is hereby amended to read in its entirety as follows:

                Section 1. This Trust shall be known as "Liberty Floating Rate Fund" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of this 22nd day of May, 2000.



JOHN A. BACON, JR                             JANET LANGFORD KELLY
John A. Bacon, Jr.                            Janet Langford Kelly

WILLIAM W. BOYD                               CHARLES R. NELSON
William W. Boyd                               Charles R. Nelson

LINDSAY COOKE                                 THOMAS C. THEOBOLD
Lindsay Cooke                                 Thomas C. Theobold

DOUGLAS A. HACKER
Douglas A. Hacker




State of Illinois  )
                   )ss.
County of Cook     )


Then personally appeared the above-named Trustees and executed this Amendment to the Amended and restated Agreement and Declaration of Trust of Liberty-Stein Roe Advisor Floating Rate Fund as their free act and deed, before me, this May 22, 2000.

                                               Notary Public
                                            My commission expires: